EXHIBIT 23.2

NOTICE OF INABILITY TO OBTAIN CONSENT FROM ARTHUR ANDERSEN LLP

     The financial statements of Seacoast Banking Corporation of Florida as of December 31, 2001, and for years then ended, included in this annual report on Form 10-K have been audited by Arthur Andersen, LLP, independent public accountants. Arthur Andersen LLP has since ceased operations. Arthur Andersen LLP has not reissued its report on those financial statements in connection with this annual report on Form 10-K. In addition, after reasonable efforts, and in reliance upon Rule 437a under the Securities Act of 1933, we have not been able to obtain the consent of Arthur Andersen LLP with respect to the incorporation by reference of such report in any of our registration statements or prospectuses. Because Arthur Andersen LLP has not consented to the inclusion of such report in any of our registration statements or prospectuses, purchasers under such prospectuses will not be able to recover against Arthur Andersen LLP under Section 11(a) of the Securities Act for any untrue statements of a material fact contained in the financial statements audited by Arthur Andersen LLP or for any omissions to state a material fact required to be stated therein.